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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Vocus, Inc.
(Name of Issuer)
Common Stock, par value $.01 per share
(Title of Class of Securities)
92858J 10 8
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	92858J 10 8	Page	2	of	13

1	NAMES OF REPORTING PERSONS: Lazard Alternative Investments LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,630,050(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,630,050(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,630,050(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

10.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes 225,520 shares of Common Stock issuable upon the exercise of warrants.

(2)	Based on 15,920,506 shares outstanding as of November 6, 2006, according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	92858J 10 8	Page	3	of	13

1	NAMES OF REPORTING PERSONS: Lazard Technology Partners II LP

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,630,050(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,630,050(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,630,050(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

10.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)	Includes 225,520 shares of Common Stock issuable upon the exercise of warrants.

(2)	Based on 15,920,506 shares outstanding as of November 6, 2006, according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	92858J 10 8	Page	4	of	13

1	NAMES OF REPORTING PERSONS: LTP II LP

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,630,050(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,630,050(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,630,050(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

10.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)	Includes 225,520 shares of Common Stock issuable upon the exercise of warrants.

(2)	Based on 15,920,506 shares outstanding as of November 6, 2006, according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	92858J 10 8	Page	5	of	13

1	NAMES OF REPORTING PERSONS: LTP II GenPar LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,630,050(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,630,050(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,630,050(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

10.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes 225,520 shares of Common Stock issuable upon the exercise of warrants.

(2)	Based on 15,920,506 shares outstanding as of November 6, 2006, according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	92858J 10 8	Page	6	of	13

1	NAMES OF REPORTING PERSONS: Kevin Burns

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		8,111

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,630,050(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		8,111

WITH:	8	SHARED DISPOSITIVE POWER:

		1,630,050(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,638,161(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	10.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

(1)	Includes 225,520 shares of Common Stock issuable upon the exercise of warrants.

(2)	Based on 15,920,506 shares outstanding as of November 6, 2006, according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	92858J 10 8	Page	7	of	13

1	NAMES OF REPORTING PERSONS: Russell E. Planitzer

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,630,050(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,630,050(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,630,050(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

10.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(1)	Includes 225,520 shares of Common Stock issuable upon the exercise of warrants.

(2)	Based on 15,920,506 shares outstanding as of November 6, 2006, according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	92858J 10 8	Page	8	of	13

1	NAMES OF REPORTING PERSONS: Manu S. Rana

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,630,050(1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

1,630,050(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,630,050(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

10.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(1)	Includes 225,520 shares of Common Stock issuable upon the exercise of warrants.

(2)	Based on 15,920,506 shares outstanding as of November 6, 2006, according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 13, 2006.

CUSIP No.	92858J 10 8	Page	9	of	13

Item 1(a):	Name of Issuer. Vocus, Inc. (“Issuer”)

Item 1(b):	Address of Issuer’s Principal Executive Offices. 4296 Forbes Boulevard Lanham, Maryland 20706

Item 2(a):	Name of Person Filing.

This statement is filed by Lazard Alternative Investments LLC, a Delaware limited liability company (“Lazard LLC”), Lazard Technology Partners II LP, a Delaware limited partnership (“Lazard LP”), LTP II LP, a Delaware limited partnership (“LTP LP”), LTP II GenPar LLC, a Delaware limited liability company (“LTP LLC”), Kevin Burns (“Burns”) and Russell E. Planitzer, each a managing principal of LTP LLC (“Managing Principals”), and Manu S. Rana, a principal of LTP LLC (collectively with the Managing Principals, the “Principals”). Lazard LLC, Lazard LP, LTP LP, LTP LLC and the Principals are collectively referred to as the “Reporting Persons”.

Item 2(b):	Address of Principal Business Office or, if none, Residence. The principal address for the Reporting Persons is 5225 Wisconsin Avenue, N.W., Suite 410, Washington, DC 20015

Item 2(c):	Citizenship.

Each of Lazard LLC and LTP LLC is a limited liability company organized under the laws of the state of Delaware. Each of Lazard LP and LTP LP is a limited partnership organized under the laws of the state of Delaware. Each of the Principals is a citizen of the United States.

Item 2(d):	Title of Class of Securities. Common Stock, par value $.01 per share (“Common Stock”)

Item 2(e):	CUSIP Number. 92858J 10 8

Item 3:	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a: Not Applicable

Item 4:	Ownership.

CUSIP No.	92858J 10 8	Page	10	of	13
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

Burns is the record holder of 8,111 shares of Common Stock (the “Burns Shares”).

Lazard LP is the record holder of 1,404,530 shares of Common Stock and of warrants exercisable to acquire an aggregate of 225,500 shares of Common Stock (collectively the “Lazard Shares”), and Lazard LLC is the nominee for Lazard LP with regard to such shares of Common Stock and such warrants. As the general partner of both Lazard LP and Lazard LLC, LTP LP may be deemed to beneficially own the Lazard Shares. As the general partner of LTP LP, LTP LLC may also be deemed to beneficially own the Lazard Shares. In their capacities as principals and/or managing principals, as applicable, of LTP LLC, each of the Principals may also be deemed to beneficially own the Lazard Shares.

Each Reporting Person other than Lazard LP expressly disclaims beneficial ownership of the Lazard Shares, except to the extent of his or its pecuniary interest therein, if any.

(b)	Percent of Class:

See Item 11 of each cover page

(c)	Number of shares as to which each person has:
(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page
Item 5: Ownership of Five Percent or Less of a Class.

CUSIP No.	92858J 10 8	Page	11	of	13

Not Applicable

Item 6:	Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not Applicable

Item 8:	Identification and Classification of Members of the Group. Not Applicable. Each of the Reporting Persons expressly disclaims membership in a “group” as defined in Rule 13d-1(b)(ii)(J).

Item 9:	Notice of Dissolution of Group. Not Applicable

Item 10:	Certification.

Not Applicable

CUSIP No.	92858J 10 8	Page	12	of	13
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007

LAZARD ALTERNATIVE INVESTMENTS LLC

By:	LTP II LP, its General Partner
By:	LTI II GenPar LLC, its General Partner

By:	* Kevin Burns, Managing Principal

LAZARD TECHNOLOGY PARTNERS II LP

By:	LTP II LP, its General Partner
By:	LTI II GenPar LLC, its General Partner

By:	* Kevin Burns, Managing Principal

LTP II LP

By:	LTI II GenPar LLC, its General Partner

By:	* Kevin Burns, Managing Principal

LTI II GENPAR LLC

By:	* Kevin Burns, Managing Principal

*

Kevin Burns

*

Russell E. Planitzer

CUSIP No.	92858J 10 8	Page	13	of	13

* Manu S. Rana

* By:	/s/ Kevin Burns
Kevin Burns, in his individual
capacity and as attorney-in-fact